Exhibit 5

June 2, 2021	ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 052560-0725

The Marcus Corporation 100 East Wisconsin Avenue, Suite 1900 Milwaukee, WI 53202-4125

Ladies and Gentlemen:

We have acted as counsel for The Marcus Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,500,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), which may be issued pursuant to The Marcus Corporation 2004 Equity and Incentive Awards Plan, as amended and restated (the “Plan”).

In connection with our representation, we have examined: (a) the Plan and related documents; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Restated Articles of Incorporation and By-Laws of the Company, each as amended to date; (d) the resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock thereunder; and (e) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable. With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP

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